Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations

Telephone:     (408) 542-1051

Facsimile:       (408) 542-1405

rosa.vasquez@catsemi.com

Catalyst Semiconductor Reports 3rd Quarter FY 2008 Financial Results

Third quarter and YTD FY 2008 highlights included:

•                  Third quarter net revenues of $17.8 million, down 14% sequentially and up 9% over the year ago quarter.

•                  YTD net revenues, up $10.5 million, or 22% year-over-year.

•                  YTD Analog/Mixed Signal revenues, up $4.7 million, or 116% year- over-year.

•                  Third quarter total gross margin of 38.5%, up from 37.3% in Q2.

•                  Third quarter GAAP net income of $0.4 million - $0.02 EPS.

•                  Third quarter non-GAAP net income of $1.1 million - $0.06 EPS.

SANTA CLARA, Calif. (February 28, 2008) – Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computers, automotive, industrial and consumer markets, today reported financial results for its third quarter of fiscal year 2008, which ended January 27, 2008.

Net revenues for the third quarter ended January 27, 2008 were $ 17.8 million, down 14% from net revenues of $20.7 million for the preceding quarter ended October 28, 2007, and up 9% from net revenues of $16.4 million for the third quarter ended January 28, 2007.  Catalyst previously announced on February 5, 2008 that it expected net revenues and net income for the third quarter ended January 27, 2008 to be between $17.4 to $17.6 million and $0.1 million and $0.3 million, respectively.

Net revenues from analog/mixed signal products were $2.2 million, or 13% of net revenues in the third quarter ended January 27, 2008, down 40% from $3.8 million, or 18% of net revenues for the quarter ended October 28, 2007, and up 72% from $1.3 million, or 8% of net revenues for the third quarter ended January 28, 2007.

Net income for the third quarter ended January 27, 2008, was $0.4 million, or $0.02 per diluted share, compared with net income of $1.0 million, or $0.06 per diluted share for the preceding quarter ended October 28, 2007, and net income of $0.1 million, or $0.01 per diluted share in the third quarter ended January 28, 2007. Net income for the third quarter ended January 27, 2008 includes the impact of $634,000 of expenses incurred for professional services associated with strategic transaction activities that were under discussion during the quarter. In January 2008, the board of directors terminated these discussions due to changes in market conditions.

On a non-GAAP basis, net income for the third quarter was $1.1 million, or $0.06 per diluted share, compared with non-GAAP net income of $1.3 million, or $0.07 per diluted share, for the preceding quarter ended October 28, 2007, and $0.6 million, or $0.03 per diluted share, in the third quarter ended January 28, 2007. Non-GAAP net income reflects adjustments for non-cash stock compensation expenses and professional fees incurred in association with strategic transaction activities, which are more fully detailed in the reconciliation between net income on a GAAP basis and net income on a non-GAAP basis provided in the statements that accompany this press release.

The gross margin percentage for the third quarter ended January 27, 2008 was 38.5%, compared with 37.3% in the preceding quarter ended October 28, 2007 and 35.6% in the third quarter ended January 28, 2007. The gross margin percentage improvement over the previous quarter was attributable to greater manufacturing efficiencies in our back-end manufacturing operations.

Operating activities during the third quarter generated a positive cash flow of $1.6 million and $7.5 million year-to-date with cash and short term investments increasing by $1.0 million to $36.5 million at the end of the third quarter ended January 27, 2008.

In February 2008, Catalyst announced that its board of directors approved increasing the number of authorized shares under the stock repurchase program to four million shares. Prior to the increase, Catalyst had approximately 763,000 shares remaining under the current stock repurchase program.

Management Comments & Outlook

“Total revenues for the third quarter were lower than our results for the first and second quarters due in large part to seasonality in our business. However, we are  pleased that year-to-date revenues through the fiscal third quarter are up 22% over the same period last year with our analog/mixed signal net revenues up by 116% year-over-year,” said Gelu Voicu, Catalyst’s President and Chief Executive Officer. “While we saw a slow start in our fiscal fourth quarter, due to the Chinese New Year holiday at the beginning of February, we are encouraged to see that our bookings and shipments after four weeks are at a similar level to what we attained at this point during the third quarter.”

Other highlights of the quarter included:

•                  Catalyst introduced four new products: one bus product for I/O expansion and three LED drivers. The LED drivers exemplify Catalyst’s strategy to be a “one-stop” vendor for a broad range of LED drivers which address all the major segments of the lucrative LED market – from cell phone backlighting to mid-size portable panels, to large-panel video and LED signage.

•                  Catalyst further enhanced its ability to compete in the consumer market with the introduction of the first in a new line of optimized, low pin-count  EEPROMs.

•                  Catalyst was granted a key patent, adding another piece of significant intellectual property to its analog portfolio. This patent covers a unique step-down switching regulator circuit architecture and is embedded in the CAT4201 inductor-based, step-down LED driver, introduced in the first quarter of fiscal year 2008.

•                  Catalyst’s CAT4201 LED driver was named to the prestigious EDN “Hot 100 Products of 2007.” This same device was also named the “Smartest Commercial Move in Switching Regulators” by the highly regarded EN-Genius Network website.

Investor Conference Call

Catalyst will conduct a conference call regarding the third fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company’s Web site www.catsemi.com, or by dialing (877) 754-9851 (domestic only). International callers can dial (706) 643-1107. Participants will be required to provide the conference call ID # 34333362.

A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on March 13, 2008 at the company’s Web site or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), entering reservation number 34333362 and following operator instructions.

About Catalyst Semiconductor

Headquartered in Santa Clara, California, Catalyst Semiconductor designs and markets analog, mixed-signal and non-volatile memory products, including Digitally Programmable Potentiometers (DPP™), white and color LED drivers, DC/DC converters, LDO regulators, voltage supervisors, bus expanders, serial and parallel EEPROMs, Flash and NVRAM. Many of Catalyst’s products incorporate the Company’s Quantum Charge Programmable™ technology, to deliver Adaptive Analog™ products, which offer a new level of customer flexibility, lower power and smaller die size. Catalyst products are used in telecommunications, computer, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive lighting, optical networks, printers, modems, wireless LANs, network cards, DIMM modules, cellular telephones, navigation systems, set-top boxes and Internet routers. www.catsemi.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Catalyst’s bookings and shipments in the fourth quarter. These risks and uncertainties, which could cause Catalyst’s results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst’s products leading to decreased average selling prices; declining growth of the markets for Catalyst’s products; declining market acceptance and demand for Catalyst’s products; potential errors, latent defects, design flaws or other problems with any of Catalyst’s products; volatility in supply and demand for Catalyst’s products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst’s financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst’s new products; increased regulatory requirements and costs of compliance; and the other risks detailed from time to time in Catalyst’s Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.

CATALYST SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 27, 2008	April 29, 2007
ASSETS
Current assets:
Cash and short-term investments	$36,484	$28,658
Accounts receivable, net	12,346	10,444
Inventories	10,345	11,137
Other assets	3,038	2,845
Total current assets	62,213	53,084

Property and equipment, net	11,496	11,700
Deferred tax and other assets	3,320	4,428
Total assets	$77,029	$69,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,956	$6,690
Accrued expenses	2,647	2,137
Deferred gross profit on shipments to distributors	2,178	2,130
Total current liabilities	13,781	10,957
Other non-current liabilities	157	—
Total liabilities	13,938	10,957

Total stockholders’ equity	63,091	58,255
Total liabilities and stockholders’ equity	$77,029	$69,212

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007

Net revenues	$17,837	$16,417	$58,410	$47,952

Cost of revenues	10,968	10,576	36,632	31,420
Gross profit	6,869	5,841	21,778	16,532

Operating expenses:
Research and development	2,196	1,915	6,432	5,741
Selling, general and administrative	4,609	3,987	13,232	11,747
Income (loss) from operations	64	(61)	2,114	(956)

Interest income, net	384	333	1,142	977
Income before income taxes	448	272	3,256	21

Income tax provision (benefit)	93	161	1,168	(7)

Net income	$355	$111	$2,088	$28

Net income per share:
Basic	$0.02	$0.01	$0.13	$0.00

Diluted	$0.02	$0.01	$0.12	$0.00

Weighted average common shares:
Basic	16,872	16,359	16,621	16,331

Diluted	17,914	17,200	17,818	17,246

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

AND NET INCOME PER SHARE

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007
GAAP Net Income	$355	$111	$2,088	$28
Equity based compensation expense under SFAS No. 123(R), net of tax (Note 1)	337	452	1,010	1,448
Strategic transaction activities, net of tax (Note 2)	407	—	556	—
Non-GAAP Net Income	$1,099	$563	$3,654	$1,476

Non-GAAP Net Income Per Share
Basic	$0.07	$0.03	$0.22	$0.09
Diluted	$0.06	$0.03	$0.20	$0.09

Shares Used in Net Income Per Share
Basic	16,872	16,359	16,621	16,331
Diluted	18,282	17,212	18,197	17,289

These adjustments reconcile Catalyst’s GAAP results of operations on the reported non-GAAP results of operations.  Catalyst believes that presentation of net income and net income per share excluding non-cash equity-based compensation and non-recurring professional service expense as more fully described in Notes (1) and (2) below, provides meaningful supplemental information to investors, as well as management, which is indicative of Catalyst’s core operating results and facilitates comparison of operating results across multiple reporting periods.  Catalyst uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  Equity-based compensation is excluded from non-GAAP financial results since it is a non-cash based charge.  Professional service fees in connection with the strategic alternative activities are excluded from non-GAAP financial results since these are infrequent and non-recurring and therefore may not be considered directly related to our on-going business operations.

This non-GAAP measure should not be viewed as a substitute for Catalyst’s GAAP results, and may be different than non-GAAP measures used by other companies.

Note (1):

For the three months ended January 27, 2008, non-cash equity based compensation was $440,000, allocated as follows: $13,000 to Cost of Revenues, $143,000 to Research and Development and $284,000 to Selling, General and Administrative expense.

For the three months ended January 28, 2007, non-cash equity based compensation was $557,000, allocated as follows: $16,000 to Cost of Revenues, $215,000 to Research and Development and $326,000 to Selling, General and Administrative expense.

For the nine months ended January 27, 2008, non-cash equity based compensation was $1.3 million, allocated as follows: $39,000 to Cost of Revenues, $395,000 to Research and Development and $873,000 to Selling, General and Administrative expense.

For the nine months ended January 28, 2007, non-cash equity based compensation was $1.7 million, allocated as follows: $42,000 to Cost of Revenues, $574,000 to Research and Development and $1.1 million to Selling, General and Administrative expense.

Note (2):

In July 2007, the Board of Directors of Catalyst Semiconductor, Inc. formed a Strategy Committee and shortly thereafter engaged the services of an investment banker to assist the Board in evaluating various strategic alternatives. In January 2008, the Board terminated further activities related to the discussions that occurred during the third quarter of fiscal year 2008 due to changes in market conditions.

For the three months ended January 27, 2008, approximately $634,000 ($407,000, net of tax), of non-recurring professional fees for investment banking and legal services are included in Selling, General and Administrative expense related to these activities and $867,000 ($556,000, net of tax), year-to-date.